UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2018

Array BioPharma Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-16633	23-2908305
(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Walnut Street, Boulder, Colorado                   80301

(Address of principal executive offices)                             (Zip Code)

303-381-6600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

In this report, “Array BioPharma,” “Array,” “we,” “us” and “our” refer to Array BioPharma Inc., unless the context otherwise provides.

Item 1.01    Entry into a Material Definitive Agreement.

On January 3, 2018, the Company entered into a License Agreement (the “License Agreement”) with ASLAN Pharmaceuticals Pte. Ltd., a Singapore corporation (“ASLAN”), pursuant to which the Company granted ASLAN full global rights to develop, manufacture and commercialize varlitinib (ARRY-542), a HER2 / EGFR inhibitor invented by Array. The License Agreement replaces and supersedes the Collaboration and License Agreement dated July 12, 2011, between the Company and ASLAN in which ASLAN was responsible for the development of varlitinib to proof-of-concept and for the identification of a partner to complete phase 3 development and commercialization of varlitinib.

The terms of the new License Agreement grant ASLAN exclusive global rights to commercialize and sublicense varlitinib. Array will receive a US$12 million upfront payment within 20 days of the execution of the License Agreement. Array is also entitled to receive a further upfront payment of between US$11 million and US$12 million within the next 12 months, together with up to US$30 million of development, US$20 million of regulatory and US$55 million of commercial milestones, as well as tiered low double-digit royalties as a percentage of net sales of varlitinib.

If within two years of the date of the License Agreement ASLAN sublicenses varlitinib and is paid an upfront payment, Array will further be entitled to receive one-half of the portion of any such upfront payment that exceeds a specified amount. If ASLAN undergoes a change in control during a defined period following execution of the License Agreement, Array will also be entitled to receive a low single digit percentage of the proceeds resulting from the change in control.

Unless terminated prior to such time in accordance with the terms of the License Agreement, the term of the License Agreement will expire on a country-by-country basis upon the later of the expiration of the last to expire of patents covering varlitinib in the applicable country or ten years following first commercial sale in the applicable county. Either party may terminate the License Agreement upon the uncured breach of the License Agreement by, or insolvency of, the other party, and ASLAN may terminate the License Agreement without cause at any time by giving Array 180 days prior notice in writing. The parties also provided customary representations and warranties and agreed to customary indemnification provisions.

The foregoing summary is qualified in its entirety by the License Agreement that the Company will file as an exhibit to its quarterly report on Form 10-Q for the quarter ended December 31, 2017.

Item 1.02                   Termination of a Material Definitive Agreement

As described in Item 1.01 above, the Collaboration and License Agreement dated July 12, 2011 between the Company and ASLAN terminated, and the rights and obligations of the parties were superseded and replaced by the terms of the License Agreement upon execution thereof. The disclosure set forth in Item 1.01 is hereby incorporated in its entirety in this Item 1.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 3, 2018	Array BioPharma Inc.

	By:	/s/ Jason Haddock
Jason Haddock Chief Financial Officer